UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 30, 2001

Second Bancorp Incorporated

(Exact name of registrant as specified in its charter)

Ohio	0-15624	34-1547453

(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

108 Main Avenue S.W., Warren, Ohio	44482-1311

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 330-841-0123

Item 5. Other Events

On October 26, 2001, the Company issued the following press release:

SECOND BANCORP COMPLETES
COMMERCE EXCHANGE ACQUISITION

Warren, Ohio, October 26, 2001—SECOND BANCORP INCORPORATED (Nasdaq “SECD”, “SECDP”) reported that its acquisition of Commerce Exchange Corporation first announced on July 23, 2001 has been completed and became effective as of the close of business October 25. Immediately upon completion of the acquisition, Commerce was merged into Second Bancorp and Commerce’s $115 million banking subsidiary, Commerce Exchange Bank, was merged with and into Second Bancorp subsidiary Second National Bank of Warren. Both Commerce Exchange Bank offices, located in Beachwood and North Olmsted, Ohio, reopened today as branches of Second National Bank. The cash transaction is valued at $26,931,844 or $14.83 for each outstanding share of Commerce Exchange stock.

Second Bancorp Chairman, President and Chief Executive Officer Rick L. Blossom stated, “We are excited about the opportunity this transaction represents for our company and, we believe, for the customers and communities served by Commerce Exchange Bank. This acquisition enhances our growing presence in the attractive suburban Cleveland markets of Cuyahoga County where we now have three full-service retail banking centers. We welcome all of the Commerce Exchange employees who have joined the Second National Bank family and look forward to working with them to introduce Second National’s comprehensive array of commercial and consumer products and highly personalized service to Commerce’s customers and markets.”

Second Bancorp is a $1.71 billion financial holding company providing a full range of commercial and consumer banking, trust, insurance and investment products and services to communities in a nine county area of Northeastern and East-Central Ohio through subsidiary Second National Bank’s network of 37 retail banking centers.

Additional information about Second Bancorp and information about products and services offered by Second National Bank can be found on the World Wide Web at www.secondnationalbank.com.

CONTACT: Christopher Stanitz, Executive Vice President and Secretary, at 330.841.0234 (phone), 330.841.0489 (fax), or cstanitz@secondnationalbank.com.

Pro Forma Combined Companies
(As of September 30, 2001)

	Second	Commerce	Pro Forma
(In Millions)	Bancorp	Exchange	Combined (1)

Assets	$1,609	$115	$1,711

Loans, gross	1,061	94	1,155

Deposits	1,057	99	1,156

Tangible Equity	156	13	155

Reserve to loans	1.45%	2.88%	1.55%

Tangible Equity to Assets	9.70%	11.30%	9.06%

Banking Centers	35	2	37

(1)	Includes Pro Forma adjustments for payment of cash and establishment of intangibles but does not include mark to market adjustments necessary for purchase accounting.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Second Bancorp Incorporated

Date: October 30, 2001	/s/ David L. Kellerman David L. Kellerman, Treasurer